Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Files Registration Statement With SEC For
Underwritten Common Stock Offering

Vancouver, WA – October 22, 2009 – Riverview Bancorp, Inc. (“Company”), NASDAQ GSM: RVSB, the holding company for Riverview Community Bank (“Bank”), today announced that it filed a registration statement with the Securities and Exchange Commission for a proposed public offering of approximately $29 million of Riverview Bancorp, Inc. common stock in an underwritten public offering through Keefe, Bruyette & Woods, Inc.

Net proceeds to the Company are expected to be used for general corporate purposes, which may include without limitation, providing capital to support the Bank’s growth, including the origination of, commercial real estate and commercial loans in its market area. The Bank will also use the proceeds to strengthen its regulatory capital ratios.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including a prospectus when available.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $864 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.
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Safe-Harbor Statement

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise and our intended use of that capital. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.